EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Garmin Ltd. Non-Employee Directors’ Option Plan of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedule of Garmin Ltd. included in its Annual Report (Form 10-K) for the year ended December 27, 2008, and the effectiveness of internal control over financial reporting of Garmin Ltd. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri
June 29, 2009